EXHIBIT 99.1

VL DISSOLUTION CORPORATION

September 23, 2003

Dear VL Dissolution Corporation Shareholder,

We are writing to update you regarding the status of the wind-up and dissolution of VL Dissolution Corporation (“VL”) and our plans to make distributions to VL’s shareholders.

The sale of substantially all assets of Vari-L Company to Sirenza Microdevices closed on May 5, 2003, and at that time Vari-L Company changed its name to VL Dissolution Corporation. We received cash of $3,835,000 and 3,254,657 shares of Sirenza Common Stock at closing. That cash was used to satisfy liabilities and expenses of VL and to establish a reserve for potential indemnity claims by Sirenza. Sirenza also assumed liabilities and forgave debt of $5,948,000. We have since sold part of the Sirenza stock to pay additional expenses and liabilities and to establish a reserve for future expenses and liabilities.

We are aware that you are interested in knowing when we will distribute the Sirenza stock and/or cash. We’re pleased to report that we are close to being able to make an initial distribution. Below we describe where we stand and what you can expect.

Settlement of Liabilities. VL cannot make shareholder distributions until it has paid or made adequate provision for its liabilities and wind-up expenses. Although Sirenza assumed certain liabilities of VL, many other categories of liabilities remain the responsibility of VL. These include, for example, real estate leases, employee separation costs and claims, and liability insurance. We also must estimate and provide for wind-up expenses, including the expenses of Cloyses Partners, a consulting firm that we have retained to manage the wind-up process. We feel that we are close to completing this process.

Class Action Settlement. As explained in the Prospectus/Proxy Statement dated April 4, 2003, VL settled the shareholder class action by agreeing to pay $250,000 in cash and to issue 2,000,000 shares of VL stock to class members. These shares have to be distributed to the class members before we can make any distribution of Sirenza stock or cash to VL’s shareholders. To distribute VL shares to the class members, we needed to obtain from the claims administrator detailed information on who is entitled to receive shares and how many shares each is to receive. Class members who reside in states where there is no securities law exemption for the issuance of the settlement shares will receive cash in lieu of shares. The necessary information regarding class members has been a long time coming, but we are pleased to report that our transfer agent has now received this information. We expect the distribution of VL shares to class members will be complete by the end of September.

Plans for Distribution. We expect that we should be able to make a distribution to shareholders in October. Once the distribution of VL shares to the class members is complete, we will set a record date for the distribution. The initial distribution will likely consist of shares of Sirenza common stock. Our agreement with Sirenza requires that we hold back a portion of the Sirenza stock and the cash received in the transaction to satisfy potential indemnity claims by Sirenza. To date, Sirenza has not made any indemnity claims, but it has until March 31, 2004 to do so.

We received a total of 3,254,657 shares of Common Stock in the asset sale, of which we must hold 1,252,368 until the end of the indemnity period. We have sold a total of 550,000 shares in order to satisfy liabilities, pay expenses and establish a reserve for future expenses and liabilities. That leaves 1,452,289 shares available for distribution. The Board has not made a final decision as to how many of those shares will be distributed in October 2003, but the Board’s current intention is to distribute a portion of those shares at that time. We will post information regarding that distribution on our website (www.vl-dissolution-corp.com) as soon as we set a record date and establish the amount of the distribution. A second distribution will be made following March 31, 2004, when the indemnity period is over. That distribution would include the Sirenza shares and cash remaining after satisfaction of any indemnity claims and other liabilities and wind-up expenses. The timing and amount of that distribution will depend on whether any indemnity claims are made by Sirenza or unanticipated liabilities arise and how long it takes to resolve them, and whether wind-up expenses are consistent with our current estimates.

10-K Report. The annual audit of our financial statements by KPMG LLP is complete. We filed our 10-K on September 23, 2003. That is available on our website.

Forward Looking Statements. This letter contains forward looking statements. In addition to the other factors mentioned in this letter, the amount and timing of shareholder distributions could be affected by delays in completing the distribution of VL shares to class members, the potential need to satisfy unanticipated liabilities, higher than expected wind-up expenses, the market price of Sirenza common stock, and other factors. We urge you to consider the risk factors and other information contained in our Proxy Statement/Prospectus dated April 4, 2003, and our annual report on Form 10-K which was filed with the SEC on September 23, 2003.

We appreciate your patience as we work through the wind-up process and prepare for the initial distribution of Sirenza stock to you.

Sincerely,

VL Dissolution Corporation
Board of Directors